UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Continental Materials Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTINENTAL MATERIALS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On behalf of the Board of Directors, you are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Continental Materials Corporation (the “Company”). The meeting will be held in the Orange and Blue Room on the first floor of 200 South Wacker Drive, Chicago, Illinois 60606 on Wednesday, May 27, 2015, at 10:00 a.m. CDT, to consider and act upon the following matters:

(a)                                 the election of three directors to serve until the 2018 annual meeting or until their successors are duly elected and qualified;

(b)                                 the ratification of the appointment of BKD LLP (“BKD”) as independent registered public accounting firm for the Company for the 2015 fiscal year; and

(c)                                  the transaction of such other business as may properly be presented at the meeting.

Only stockholders of record at the close of business on April 10, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of these stockholders will be available to any stockholder, for any germane reason, at the Company’s office, 200 South Wacker Drive, Chicago, Illinois, for ten days preceding the meeting and will also be available for inspection at the meeting.

Accompanying this notice are the Annual Report on Form 10-K for the fiscal year ended January 3, 2015, a proxy statement, a form of proxy, and an envelope for returning the executed proxy to the Company. Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the enclosed proxy as soon as possible. Be sure to sign and date the proxy prior to returning it. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy at the annual meeting.

By Order of the Board of Directors,

Mark S. Nichter
Secretary

Chicago, Illinois
April 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2015

The proxy statement, Form 10-K for the year ended January 3, 2015 and the 2014 Annual Report to Stockholders are available at

www.continental-materials.com/investors/.

CONTINENTAL MATERIALS CORPORATION

200 South Wacker Drive

Chicago, Illinois 60606

Annual Meeting of Stockholders

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Continental Materials Corporation, a Delaware corporation (the “Company”), for use at the 2015 Annual Meeting (the “Annual Meeting”) of the Company’s stockholders to be held at 10:00 a.m. CDT on May 27, 2015, in the Orange and Blue Room on the first floor of 200 South Wacker Drive, Chicago, Illinois 60606. To obtain directions to attend the Annual Meeting, please contact the Company at (312) 541-7200. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 24, 2015.

Voting Rights; Quorum

Stockholders of record at the close of business on April 10, 2015 will be entitled to vote at the Annual Meeting. On that date, the Company had issued and outstanding 1,650,563 shares of common stock. Each share of common stock is entitled to one vote on each matter properly proposed at the Annual Meeting. At least 825,282 shares of common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Methods of Voting

Stockholders may vote on matters that are properly presented at the Annual Meeting in two ways:

•                                          by completing the accompanying form of Proxy and returning it in the envelope provided; or

•                                          by attending the Annual Meeting and voting in person.

Stockholders holding common stock in “street name” should follow the voting instructions provided by the broker, bank or other organization that holds their shares. For stockholders planning to attend the Annual Meeting and vote in person, ballots will be available. If a stockholder’s shares are held in the name of their broker, bank or another stockholder of record, such stockholder must bring a legal proxy from the stockholder of record indicating that they were the beneficial owner of the shares on April 10, 2015.

Voting of Proxies; Revocation

Shares represented by properly executed proxies will be voted at the Annual Meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by the enclosed proxy, on which no specification has been made, will be voted:

•                                          “FOR” the election of each of the director nominees listed under “PROPOSAL 1 — ELECTION OF DIRECTORS;”

•                                          “FOR” for the ratification of the appointment of BKD LLP (“BKD”) as the Company’s independent registered public accounting firm for the 2015 fiscal year under “PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Stockholders may change their votes at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee, or, if the beneficial owner has obtained a legal proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, by attending the meeting and voting in person.

Vote Required

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required

• Proposal 1 — Election of Directors

•    Election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at the Annual Meeting. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal 2 — Ratification of Engagement of Independent Registered Public Accounting Firm

•    For the ratification of the appointment of BKD as the Company’s independent registered public accounting firm for the 2015 fiscal year, the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote is necessary for approval. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 2. Broker non-votes will not be counted for the purpose of determining whether Proposal 2 has been approved and, thus, will have no effect other than that they will be counted for establishing a quorum. Abstentions will be counted as present and entitled to vote for purposes of Proposal 2 and, thus, will have the same effect as a vote against Proposal 2.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Restated Certificate of Incorporation and By-laws, as amended, the Company has a Board consisting of nine persons, divided into three classes. The directors of each class serve terms of three years. At the Annual Meeting, three directors are nominated for election to a three-year term to the class of directors with terms expiring in 2018. Upon the recommendation of the Nominating Committee, the Board has nominated Thomas A. Carmody, Ronald J. Gidwitz and Darrell M. Trent for election, all of whom are current directors.

The proxy holders (named in the accompanying proxy card) intend to vote in favor of all of the Board’s nominees, except to the extent a stockholder withholds authority to vote for any of the nominees. All of the nominees have indicated their consent to being named as a nominee in the proxy statement and to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board who would be expected to continue, as nearly as possible, the existing management goals of the Company. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the 2015 Annual Meeting.

The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “WITHHOLD” will not be counted toward the election of directors or toward the election of individual nominees specified in the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

The following sets forth information regarding each director nominee and continuing director, including each individual’s age, principal occupation and business experience during at least the past five years. In addition, the following information provides the Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director. Information concerning each director is based in part on information received from the respective directors and in part from the Company records.

Name	Served as Director Since	Position with the Company or Committee Memberships	Age

NOMINEES FOR ELECTION FOR A THREE YEAR TERM ENDING AT THE 2018 ANNUAL MEETING

Thomas A. Carmody	1994	Director, Chairman of the Nominating Committee and member of the Audit Committee	68

Ronald J. Gidwitz	1974	Director	70

Darrell M. Trent	1997	Director and a member of the Audit Committee and member of the Compensation Committee	75

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPANY’S NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

William D. Andrews	2004	Director	67

Betsy R. Gidwitz	1996	Director	74

James G. Gidwitz	1978	Chairman of the Board and Chief Executive Officer of the Company since 1983	68

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Ralph W. Gidwitz	1984	Director	79

Theodore R. Tetzlaff	1981	Director, Chairman of the Compensation Committee	71

Peter E. Thieriot	2001	Director, Chairman of the Audit Committee and member of the Nominating Committee	72

Board Composition and Qualifications

Nominees for Election at the Annual Meeting

Thomas H. Carmody has served on the Board since 1994. Mr. Carmody is the Chief Executive Officer of Summit International, LLC, a sports marketing and distribution company he founded in 1999. He has also served as the Chairman of the Board of Ameridream, a charitable organization providing housing down payment assistance for qualifying individuals, since 2003. Mr. Carmody has also served as Vice President of U.S. Operations and Vice President of the Sports Division of Reebok, International, LTD., a publicly traded footwear, apparel and fitness company. The Board has concluded that Mr. Carmody adds invaluable and extensive marketing and business experience, as well as adding an entrepreneurial approach to situations that the Company has faced or may face in the future.

Ronald J. Gidwitz is the son of one of the founders of the Company and has served on the Board since 1974. Mr. Gidwitz is currently a partner in GCG Partners, a strategic consulting and equity capital firm he co-founded in 1998. Mr. Gidwitz served as President and Chief Executive Officer of the Unilever HPC Helene Curtis Business Unit from 1996 to 1998. Prior to that, Mr. Gidwitz served as President (since 1979) and Chief Executive Officer (since 1985) and member of the Board of Directors of Helene Curtis, a Fortune 500 consumer products company. Before being appointed President of Helene Curtis, Mr. Gidwitz held a number of positions within the company, with responsibilities ranging from sales to manufacturing. Mr. Gidwitz currently serves as a director on the Board of Kapstone Paper and Packaging Corporation, a publicly traded company. Mr. Gidwitz is currently the Chairman Emeritus of the Boys & Girls Clubs of America as well as serving on the Boards of numerous other non-profit organizations including Rush University Medical Center, the Museum of Science and Industry and the Lyric Opera of Chicago. Mr. Gidwitz has also been appointed to various state and Chicago boards, commission and chambers. In addition, in 2006 Mr. Gidwitz was a candidate for Governor of the State of Illinois. The Board has concluded that Mr. Gidwitz adds invaluable and extensive business and leadership experience as well as diverse experience in politics and state and local organizations which have provided key contacts to the Company on numerous occasions. Mr. Gidwitz also represents the Company’s majority stockholder family.

Darrell M. Trent has served as a Director since 1997. Mr. Trent has served as Chairman of the Board of Directors and Chief Executive Officer of Acton Development Company, Inc., a privately held real estate development and property management company since 1988. Mr. Trent was also Chairman of the Board and Chief Executive Officer of Clean Earth Technologies, Inc., an environmental management venture from 1992 to 1994. Mr. Trent took a leave of absence for part of 2003 to serve as a volunteer with the Coalition Provisional Authority in Iraq. Mr. Trent, a former U.S. Undersecretary of Transportation, was in Iraq to oversee the recreation of Iraq’s Ministry of Transportation. The Board has concluded that Mr. Trent brings invaluable and extensive business experience in real estate development, a segment of the economy that directly impacts the Company’s Concrete, Aggregates and Construction Supply (CACS) business as well as affecting other products offered by the Company. He also provides a unique insider’s experience with the federal government to which the CACS business often supplies products through general contractors in the southern portion of the Front Range in Colorado.

Directors Continuing in Office

William D. Andrews is retired and has served on the Board since 2004. Mr. Andrews previously served as a Senior Vice President and the Executive Vice President of Fixed Income for Stein, Roe and Farnham, an investment management firm during the period from 1986 to 2002. Mr. Andrews has served on numerous boards of non-profit organizations and private companies involved in a variety of activities. The Board has concluded that Mr. Andrews adds invaluable and extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and mergers and acquisitions, to the collective experience of the Board.

Betsy R. Gidwitz is the daughter of one of the founders of the Company and has served on the Board since 1996. She is retired having previously been an instructor at Massachusetts Institute of Technology until 1992. Ms. Gidwitz was involved on a leadership level in a number of community organizations while in Boston and continues to be similarly engaged in community organizations in the Chicago area. The Board has concluded that Ms. Gidwitz adds in-depth insight and knowledge about the short and long-term issues that affect the Company, as well as adding a unique academic thought process to the Board’s deliberations while also representing the Company’s majority stockholder family.

James G. Gidwitz is the son of one of the founders of the Company and has served on the Board since 1978. He has served as the Chairman of the Board and its Chief Executive Officer since 1983. Mr. Gidwitz also serves on the Boards of several non-profit institutions involved in such diverse activities as medical research and political analysis. Mr. Gidwitz served as Chairman of the Endowment Committee of The Hotchkiss School where he continues to serve on the Committee. Mr. Gidwitz also formerly served on the Board of the Hoover Institution, an organization associated with Stanford University. The Board has concluded that Mr. Gidwitz possesses strong leadership experience and knowledge of the Company and its business obtained through his long tenure with the Company. In addition, the Board believes that Mr. Gidwitz possesses the highest degree of integrity while also representing the Company’s majority stockholder family.

Ralph W. Gidwitz is the son of one of the founders of the Company and has served on the Board since 1984. Mr. Gidwitz is retired having previously started Capital Results LLC, a financial consulting company, for which he also served as the Managing Partner and Chief Executive Officer until 2009. Mr. Gidwitz has also served as the President and Chief Executive Officer of a private company engaged in manufacturing. Mr. Gidwitz served on the Board of Trustees for a local college as well as serving as its Treasurer and Chairman of its Finance and Investment Committees from 2006 to 2013. He also serves as a Director for three community associations and is a Governor for a Chicago cultural group. The Board has concluded that Mr. Gidwitz adds invaluable and extensive business and financial experience as well as possessing experience in mergers and acquisitions. Mr. Gidwitz also represents the Company’s majority stockholder family.

Theodore R. Tetzlaff has served on the Board since 1981. Mr. Tetzlaff is an attorney at law and principal of Tetzlaff Law Offices, LLC. He was previously of counsel to the law firm of Ungaretti & Harris LLP. from 2005 to 2012. He has also been a partner at other law firms where he served as the Managing Partner of one firm’s Chicago office and as a member of another firm’s Executive Committee. He served as General Counsel of Tenneco, Inc., a large publicly traded oil and gas company from 1992 to 1999 and General Counsel for Peoples Energy Corporation, a large publicly traded diversified energy company from 2003 to 2006. Mr. Tetzlaff has also served as Chairman of the Board of a large Chicago civic organization. The Board has concluded that Mr. Tetzlaff’s experience adds invaluable and extensive business experience as well as an in-depth understanding of legal issues that have affected or may affect the Company.

Peter E. Thieriot has served on the Board since 2001. He is currently the General Manager of EMR Land Co., a privately owned land and livestock company. He has served in that capacity since 2006. He previously served in the same capacity for the predecessor company, Elk Mountain Ranch Company, LLC, from 1993 to 2006. Mr. Thieriot possesses extensive and diverse experience having served in numerous capacities for The Chronicle Publishing Company (The Chronicle), a closely held, family, national media company. His roles have included President, Vice President, Publisher and Station Manager for newspapers and television stations owned by The Chronicle. Over the years, Mr. Thieriot has served as a director or trustee for numerous cultural, civic and other types of non-profit organizations as well as serving as a director of The Chronicle from 1977 to 1993. The Board has concluded that Mr. Thieriot’s diverse experience in various industries, including The Chronicle, adds a unique perspective to many of the issues and tasks that are the responsibility of the Company’s Board.

Family Relationships

James G. Gidwitz and Ronald J. Gidwitz are cousins of Ralph W. Gidwitz and Betsy R. Gidwitz. James G. Gidwitz and Ronald J. Gidwitz, together with their siblings and all descendants, and Ralph W. Gidwitz and Betsy R. Gidwitz, together with all descendants, including those of their deceased sibling, are herein referred to as the “Gidwitz Family.”

CORPORATE GOVERNANCE

The Board recognizes the importance of good corporate governance as a means of addressing the needs of the Company’s stockholders, employees, customers and community. Pursuant to the Delaware General Corporation Law, under which the Company is organized, the business, property and affairs of the Company are managed under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and management, by reviewing monthly financial and operational summaries and other materials prepared for them by management and by participating in meetings of the Board and its committees. During 2014, the Board held four meetings and the committees held a total of seven meetings. All directors attended 75% or more of the aggregate number of meetings of the Board and the committees of the Board during the time when they served. The Company’s policy is to invite and encourage all directors to attend the annual meeting of stockholders. All current directors attended the 2014 annual meeting of stockholders.

Code of Ethics

In furtherance of its corporate governance responsibilities, during April 2004, the Board adopted a formal Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a formal General Code of Business Conduct and Ethics which is intended to provide guidelines regarding the actions of all of the Company’s directors, officers and employees. A copy of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as the Code of Business Conduct and Ethics, are available free of charge at the Company’s website at www.continental-materials.com in the section labeled “Governance.”  Should an amendment to or a waiver from the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers that apply to its executive officers occur, the Company intends to satisfy the disclosure requirements by posting such information on its website at www.continental-materials.com.

Board Leadership Structure and Role in Risk Oversight

The Company’s Chief Executive Officer, Mr. James G. Gidwitz, also serves as Chairman of the Board. The Board believes that this leadership structure is optimal for the Company at this time because Mr. Gidwitz’s extensive experience and history with the Company, together with his family’s controlling equity interest, provides the Company with strong and consistent leadership representing the interests of the stockholders while also balancing short-term goals with long-term opportunities. The current leadership structure does not hinder the non-management directors from raising issues or concerns for Board consideration; for this reason, the Company has not designated a lead independent director.

Management is responsible for managing the Company’s risk and for bringing to the Board’s attention, areas of risk which are most material to the Company. The Board, including its Audit Committee, which is comprised solely of independent directors, regularly reviews areas of risk to the Company and advises and directs management on the scope and implementation of policies, strategies and other actions designed to mitigate risk. The Company’s Audit Committee also works with management and the Company’s independent auditors to identify and address areas of significant risk to the Company.

Director Independence

The Company qualifies as a “controlled company” under the NYSE MKT corporate governance listing standards because more than 50% of the voting power is held by the Gidwitz Family and the Company has elected controlled company status.

As a controlled company, the Company is exempted from certain rules otherwise applicable to companies whose securities are listed on NYSE MKT, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the Company’s Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors.

Under NYSE MKT rules, no director qualifies as independent until the Board makes an affirmative determination to that effect. In making this determination, the Board must affirmatively conclude that the director does not have a material relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board considers, among other factors: (a) the director’s current and historic relationships with the Company and its competitors, suppliers, customers and auditors, including compensation directly or indirectly paid to the director; (b) the director’s professional and family relationships with management and other directors; and (c) the relationships that the director’s current and former employers may have with the Company.

During fiscal 2014, the Board affirmatively determined that William D. Andrews, Thomas H. Carmody, Peter E. Thieriot and Darrell M. Trent were independent members as defined by the NYSE MKT corporate governance rules.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. As discussed above, the Company has elected to comply with the NYSE MKT corporate governance rules applicable to controlled companies. The Company developed written charters for each of the committees and believes that each charter complies with the applicable rules of the NYSE MKT and the requirements of the Securities and Exchange Commission (the “Commission”). The Company has amended the charters in 2014 to include the provisions of the NYSE MKT corporate governance rules for “smaller reporting company” and “controlled company”. Copies of the three committee charters are available free of charge at the Company’s website at www.continental-materials.com in the section labeled “Governance”. The Committee charters are also available in print upon request by writing to the Corporate Secretary, Continental Materials Corporation, 200 South Wacker Dr. Suite 4000, Chicago, Illinois 60606.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by the Company to any governmental body or the public; (b) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. A written charter defining the responsibilities of the Committee has been adopted. The Audit Committee consists of Peter E. Thieriot, Chairman, Darrell M. Trent and Thomas H. Carmody. The Audit Committee held a total of four meetings during the fiscal year ended January 3, 2015.  For additional information regarding the responsibilities of the Audit Committee see the section captioned “AUDIT COMMITTEE REPORT” in this proxy statement. A copy of the Charter and Powers of the Audit Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section of this proxy statement.

Compensation Committee

The primary function of the Compensation Committee is to establish and administer compensation policies and plans with respect to the officers of the Company and its subsidiaries. The Compensation Committee consists of Theodore R. Tetzlaff, Chairman, and Darrell M. Trent. The Compensation Committee held a total of two meetings during the fiscal year ended January 3, 2015. A more complete description of the Compensation Committees responsibilities and functions is contained in the section captioned “Compensation Discussion and Analysis” of this proxy statement. A copy of the Charter of the Compensation Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section.

Nominating Committee

The primary functions of the Nominating Committee are to: (a) review the composition of the Board for succession planning purposes, as well as to ensure that the Board members collectively possess the skills and expertise deemed necessary for effective performance of its leadership responsibilities; (b) identify individuals qualified to serve as members of the Board; (c) recommend to the Board director nominees to be presented at the annual meeting of stockholders and nominees to fill vacancies on the Board, whether caused by retirement, resignation, death or otherwise; and (d) develop and recommend to the Board such corporate governance policies as the Nominating Committee believes appropriate and desirable. The Nominating Committee consists of Thomas H. Carmody, Chairman, and Peter E. Thieriot. The Nominating Committee held a total of one meeting during the fiscal year ended January 3, 2015. The Nominating Committee approved the inclusion of the three directors standing for re-election who are listed on the Company’s proxy card for the 2015 annual meeting. A copy of the Charter of the Nominating Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section.

Director Nominations

Director nominees are generally identified through recommendations from members of the Board or management; however, candidates recommended by stockholders will be considered. To recommend a candidate for consideration by the Nominating Committee, a stockholder must submit the recommendation in writing to the Company’s Corporate Secretary at the following address:

Corporate Secretary

Continental Materials Corporation

200 South Wacker Dr., Suite 4000

Chicago, Illinois 60606

The Nominating Committee requires that the recommendation include the following:

•                  the name and address of the stockholder making the recommendation and evidence of his or her ownership of Company stock, including the number of shares and period of ownership;

•                  the name and address of the director candidate, and his or her resume or listing of qualifications, taking into account the criteria described below; and

•                  the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

For a candidate to be considered by the Nominating Committee for inclusion in the slate of nominees proposed by the Board at the next annual meeting of stockholders, the stockholder’s recommendation must be received by the Corporate Secretary no later than January 27, 2016. The Company does not intend to evaluate nominees proposed by stockholders any differently than other nominees to the Board.

The Nominating Committee maintains formal criteria for selecting directors to assure that each candidate:

•                  possesses fundamental qualities of intelligence, honesty, business acumen, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•                  has a genuine interest in the Company and recognizes that, as a member of the Board, each director is accountable to all Company stockholders;

•                  has a background that demonstrates an understanding of business and financial affairs;

•                  is or has been in a senior position in a business, university or major unit of government;

•                  has no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders;

•                  has the ability and is willing to spend the time required to function effectively as a director;

•                  is compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•                  has independent opinions and is willing to state them in a constructive manner.

In addition to the individual qualities discussed above, the Nominating Committee seeks to ensure that the Board, in the aggregate, is diverse in background and expertise such that the composite Board possesses various viewpoints, strengths and abilities that are of importance to the Company. Although the Company does not have a specific diversity policy for director candidates, the Board believes that diversity is an important component of an effective Board and the Nominating Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

Executive Sessions

The Board has determined that, in order to satisfy its corporate governance responsibilities, the Board will meet in executive session without management or any non-independent director present as often as deemed appropriate. The Audit Committee is required by its charter to meet at least annually in separate executive sessions with the independent auditor and management as deemed necessary. These requirements were met during 2014.

Contacting the Board of Directors

The Company has established a process for sending communications to members of the Board. Specifically, stockholders and other interested parties may contact any of the Company’s directors, including the Chairman, by mail at the following address:

Name of Continental Materials Director

c/o Corporate Secretary

Continental Materials Corporation

200 South Wacker Dr., Suite 4000

Chicago, Illinois 60606

All communications will be forwarded by the Company’s Corporate Secretary directly to the named director or the Chairman of the Board, if no individual director is specified.

Stockholder Proposals and Other Matters

Any proposals to be considered for inclusion in the Company’s proxy materials for its 2016 annual meeting of stockholders may be made only by a qualified stockholder and must be received by the Company no later than January 27, 2016. The Company will determine whether to include such a proposal in its proxy materials in accordance with Commission rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally requires the Company’s directors, executive officers and owners of more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “Commission”) reports of beneficial ownership and changes in ownership, on Forms 3, 4 and 5, generally within two business days of the date of a purchase or sale transaction. Such officers, directors and 10% owners are required by Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and representations that no other reports were required to be filed during the fiscal year ended January 3, 2015, all executive officers, directors and 10% owners of the Company complied with the Section 16(a) filing requirements during fiscal year 2014. To the Company’s knowledge, as of the date of this proxy statement, all such reporting obligations have been satisfied.

Certain Relationships and Related Transactions

The Company purchases insurance coverage for workers’ compensation, property and excess liability with another company controlled by the Gidwitz Family to minimize insurance costs and to obtain other more favorable terms. The cost of such insurance is allocated based upon a formula that considers, among other things, nature of risk, loss history and size of operations. From time to time, the Company will advance payments to the insurance carriers on behalf of the other company. The Company invoices the other company its respective share of each payment. During fiscal 2014, the other company paid its respective share in the same month that it was invoiced. The Company’s participation in this arrangement has, in management’s opinion, resulted in significant savings to the Company in terms of the cost of insurance premiums and other related charges.

Theodore R. Tetzlaff has served as a director of the Company since 1981. Mr. Tetzlaff formed Tetzlaff Law Offices, LLC in April 2012 and has been engaged to represent the Company in various legal matters since that time. During 2014, Tetzlaff Law Offices were engaged to represent the Company in its lawsuit against Valco, Inc. seeking, among other things, to rescind its Pueblo, Colorado sand and gravel lease. The suit against Valco, Inc. is ongoing. Since the beginning of the 2014 fiscal year (December 29, 2013), the Company has been billed approximately $204,000 for services provided by Tetzlaff Law Offices, LLC.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Compensation Committee’s executive compensation philosophy, objectives and programs, and explains the basis on which fiscal 2014 compensation determinations were made with respect to the Company’s named executive officers. For purposes of this discussion, the Company’s named executive officers in fiscal 2014 were as follows:

Name	Title
James G. Gidwitz	Chairman and Chief Executive Officer
Joseph J. Sum	Vice President and Chief Financial Officer
Mark S. Nichter	Secretary and Controller

Compensation Committee Governance and Compensation Philosophy

The Compensation Committee makes recommendations to the Board concerning compensation for the named executive officers and determines compensation for other officers. The Compensation Committee also oversees benefit plans in which the named executive officers participate. A copy of the Charter of the Compensation, which is reviewed and revised as appropriate, is available as noted in the section captioned “Committees of the Board” section of this proxy statement.

The Company believes that executive compensation should be closely linked to corporate performance. Accordingly, in years in which performance goals are achieved or exceeded, executive compensation should be higher than in years in which the performance is below expectations. At the same time, the Compensation Committee is cognizant of its need to offer compensation that is competitive. By providing the opportunity for compensation that is comparable to the levels offered by other similarly situated companies, the Company is able to attract and retain key executives. The Compensation Committee regularly reviews the Company’s compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The Committee periodically engages an independent compensation consulting firm to assist it in determining the competitiveness of the Company’s overall compensation structure. Compensation is reviewed from a base salary standpoint as well as considering the total compensation package received by each executive. A written report of the conclusions of the independent compensation consulting firm is provided to management and the Compensation Committee. In years that compensation is not reviewed by an independent compensation consultant, the Compensation Committee tends to consider the consumer price index as a benchmark for base salary increases.

Compensation Program Components

To achieve its compensation goals, the executive compensation program consists primarily of the following components:

•                  base salary;

•                  cash bonus;

•                  defined contribution profit sharing plan; and

•                  perquisites and other benefits.

All components are reviewed annually, individually and in the aggregate, considering corporate performance and individual initiative and performance. While each component is discussed in more detail below, it is the Compensation Committee’s intention to establish base salaries commensurate with those paid by companies of similar size and complexity, while providing the named executive officers with the ability to receive a significant portion of their total compensation through the Company’s bonus program, which is contingent on meeting corporate and personal performance goals related to the Company’s operations. This places a large percentage of their compensation at risk while more closely aligning their interests with the interests of the Company’s stockholders. The employee benefits and perquisites offered by the Company have generally been established in response to competitive offerings and also with the goal of enabling the executives to focus on their job duties. As noted above, the Compensation Committee considers the written report from the independent compensation consulting firm in years when a formal review is performed, the recommendations of the Chief Executive Officer and the Compensation Committee’s own discretion in establishing both the base salary and total compensation packages for the executives.

Base Salaries

Base salaries are used to provide annual cash income to executives to compensate them for services rendered during the fiscal year. The Compensation Committee establishes salaries annually based on a review of each officer’s individual responsibilities, performance and through comparisons with companies of similar size and complexity. Officer salaries are typically reviewed and adjusted each year at the Compensation Committee’s meeting in either March or May. However, at the suggestion of management, the Compensation Committee had not awarded salary increases to the Company’s two principal officers since July 2007. Management’s suggestion to defer officer increases was based upon the Company’s operating results, liquidity and capital resources. In addition, also at the suggestion of management, the Company’s two principal officers voluntarily reduced their annual salaries by 15% beginning in 2010. At the request of the Compensation Committee, management engaged John Larkin and Bob Wilkening, independent compensation consultants, to perform a formal review of the base salaries and total compensation levels of 30 management personnel at the Company and its subsidiaries. The consultants met with Joseph Sum to discuss the parameters of the project and to gather compensation information. The Compensation Committee has determined that salary levels be targeted at the median of industry salary levels. The consultants also contacted the presidents and general managers of the subsidiaries to gain more information about the organizations and the jobs under review. These interviews supplemented job documentation and information provided by the Company and the subsidiaries. The compensation analysis was completed using published information from Towers-Watson, Hay and the President’s Survey of Small Company Compensation and considered geographic salary differentials. The report was delivered to the Company in July 2013. For those years that no independent review is performed, increases, if awarded, are generally based upon the Department of Labor index of increases in general compensation levels. The Committee met on December 12, 2013 to consider increases for 2014 and concluded that the voluntary salary reduction taken by the two principal officers should be restored effective January 1, 2014. Mr. Nichter’s base salary was increased by 3.3% to $155,000.

Cash Bonuses

The bonus program is intended to provide an opportunity to receive additional cash compensation but only if it is earned through achievement of specified performance goals. At the beginning of each year, the Compensation Committee establishes the annual target goals for earnings and return on net investment considering the Company’s annual business plan and the Company’s prior year’s performance. In this context, “return on net investment” is defined as earnings before interest, income taxes and amortization of intangible assets as a percentage of the sum of the average shareholders’ equity plus the average funded debt for the year. Other Company-wide goals and personal goals are also considered to the extent these goals further the objectives of the Company. The Committee relies primarily on mathematical formulae in calculating the portion of the bonuses to be granted related to the goals established for earnings and return on net investment. The level of achievement of personal goals is more subjective and is often based on the successful achievement of certain transactions or other goals which may be measured by the Committee on a discretionary, non-quantifiable basis. The Committee also considers the Company’s liquidity and capital resources. The Committee believes that these performance measures serve to align the interests of executives with the interests of stockholders. In early 2015, the Committee reviewed the Company’s performance against the established targets for earnings and for the percentage return on net investment as well as the achievement of personal goals for the prior year. Due to the consolidated operating performance of the Company, management requested that the Committee not consider the award of bonuses for 2014.

Under the current bonus program, the bonus criteria are weighted as follows: for Mr. Gidwitz, earnings goal — 75%; return on net investment goal — 25%; for Messrs. Sum and Nichter, earnings goal — 60%; return on net investment goal — 20%; personal goals and accomplishments — 20%. The three executives are eligible to earn bonus awards as a percentage of their base salaries as follows:

Name	Threshold	Target	Maximum
James G. Gidwitz	30%	60%	120%
Joseph J. Sum	20%	40%	80%
Mark S. Nichter	15%	30%	60%

Each of the three criteria is reviewed to determine the level of achievement, if any, and the appropriate percentage award is calculated. To illustrate hypothetically by way of example, achievement of the threshold level on the return on the net investment goal and the target level for the earnings goal for Mr. Gidwitz, would be calculated as follows: 30% x 25%, or 7.5%, awarded for the return on net investment performance; 60% x 75%, or 45%, for the profit performance. This would yield a total award of 52.5% of Mr. Gidwitz’s 2014 base salary.

The Committee’s policy and belief is that eligible employees should have a reasonable likelihood of achieving the target level of performance such that, over time, the bonuses paid should be at or near the target level.

Profit Sharing Plan, Benefits and Perquisites

Executives participate in each of the benefit plans or arrangements that are made available to all salaried employees generally, including medical and dental benefits, life and disability insurance, and the profit sharing plan, which is qualified under Internal Revenue Code Section 401(k). The Compensation Committee considers all of these plans and benefits when reviewing total compensation of the named executive officers. With respect to life insurance, officers receive coverage of three and a half times their salaries to a maximum of $650,000. The premium associated with this coverage is added to the individual’s taxable wages. Life insurance in excess of those amounts is at the discretion of the employee and the associated premiums are paid by the employee. With respect to the profit sharing plan, any individual whose compensation is in excess of the amount eligible for the Company’s matching contribution to the profit sharing plan, as established by the Internal Revenue Service, participates in an unfunded supplemental profit sharing plan (the “Supplemental Plan”). The Company does not provide any benefit plans intended to benefit only the named executive officers.

The Company provides company-leased cars to the executive officers named in the Executive Compensation Table for their use. An annual payment is made to each named executive officer and included in their individual taxable wages, which is used to reimburse the Company for the lease expense incurred for the year. This payment, which is included in All Other Compensation, is grossed up for the related taxes. In providing the cars to the executives, the Compensation Committee considered the frequency that the executives found it necessary to work outside of normal business hours when other forms of transportation were less available or convenient.

The Company has, on occasion, provided the named executive officers with an insignificant amount of tax or legal service. During 2014, no such services were incurred by any of the named officers. The Company does not provide any other perquisites to the named executive officers such as club memberships or personal travel.

Stock Option and Long-Term Equity Plans

There are no equity compensation plans, whether approved by security holders or not, existing as of January 3, 2015 related to the named executive officers. The Compensation Committee believes that equity compensation plans are not a necessary component of executive compensation at the present time due to the number of shares currently held by affiliates of the Company and the limited market liquidity for the Company’s common stock.

Conclusion

After reviewing all of the components of its existing compensation program, including perquisites, the Compensation Committee has determined that, after giving consideration to the effects of the economy on the Company’s operating performance during the past few years, the total annual compensation received by the named executive officers and other officers of the Company is reasonable and competitive with the compensation programs provided by other corporations of similar size and complexity while also considering the liquidity and capital resources currently available to the Company. Moreover, the Compensation Committee believes that it has maintained compensation at levels that reflect each executive officer’s contribution towards the Company’s objectives.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no interlocks or other relationships among the Company’s executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

Compensation Committee of the Board of Directors

Theodore R. Tetzlaff (Chairman)

Darrell M. Trent

EXECUTIVE SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Company’s principal executive officer, principal financial officer and the Company’s only other executive officer for 2014 and 2013. The amounts shown include all compensation for services to the Company and its subsidiaries in all capacities.

Name and				All Other
Principal Position	Year	Salary	Bonus	Compensation (4)	Total
James G. Gidwitz	2014	$520,000	$—	$92,596	$612,596
Chairman and Chief	2013	442,000	133,000	180,835	755,835
Executive Officer (1)

Joseph J. Sum	2014	239,000	—	21,993	260,993
Vice President and Chief	2013	203,000	52,000	48,816	303,816
Financial Officer (2)

Mark S. Nichter	2014	155,000	—	17,008	172,008
Secretary and	2013	150,000	23,000	20,176	193,176
Controller (3)

(1)                                 Mr. Gidwitz, age 68, has served as a director of the Company since 1978, and has been Chairman of the Board and Chief Executive Officer of the Company since 1983.

(2)                                 Mr. Sum, age 67, currently serves as Chief Financial Officer, Vice President and Treasurer of the Company, and has been an officer of the Company since 1978. Mr. Sum has been Vice President and Treasurer of the Company since 1988. Mr. Sum previously served as Assistant Treasurer of the Company from 1978 through August 1988, Controller from 1979 through January 1989 and Secretary from 1983 through February 1993.

(3)                                 Mr. Nichter, age 64, currently serves as Secretary and Controller of the Company. Mr. Nichter has been an officer of the Company since 1989. Mr. Nichter has served as the Company’s Secretary since 1993 and Corporate Controller since 1989.

(4)                                 All Other Compensation includes other compensation not required to be included in any other column. The items comprised by these totals are set forth in the following table:

Name	Year	Contributions to 401(k) Plan	Contributions to Supplemental Profit Sharing Plan	Imputed Gain (Loss) on Supplemental Balance (1)	Company Provided Auto or Auto Allowance (2)	Other	Total
James G. Gidwitz	2014	$7,964	$12,053	$68,554	$4,025	—	$92,596
	2013	7,946	8,783	163.760	346	—	180,835

Joseph J. Sum	2014	7,964	930	13,099	—	—	21,993
	2013	7,884	—	25,269	15,663	—	48,816

Mark S. Nichter	2014	5,452	—	—	11,556	—	17,008
	2013	4,924	—	—	15,252	—	20,176

(1)                                 The imputed gain or loss is determined by applying the same rate of return to the deferred balances as the employee has realized on his 401(k) Plan investments exclusive of investments in the Company’s common stock, if any.

(2)                                 The amounts paid to Messrs. Gidwitz, Sum and Nichter represent payments to them from which they, in turn, reimbursed the Company for the annual amount expended for the leased cars. The 2014 amounts included a gross-up for taxes of $1,890, $0 and $3,981, respectively. The 2013 amounts included a gross-up for taxes of $157, $6,415 and $5,254, respectively.

Retirement Benefits

Profit Sharing Plan:  The Company has various contributory profit sharing retirement plans qualified pursuant to Internal Revenue Code Section 401(k) for the benefit of qualifying employees, including the named executives. Company contributions, if any, are determined at the discretion of the Compensation Committee together with management after the review of all the relevant factors, primarily profitability, at year-end.

Unfunded Supplemental Profit Sharing Plan:  The Company also maintains the Supplemental Plan for salaried employees which enables the Company to pay, to any person whose contribution to the Profit Sharing Plan has been restricted as a result of the limitations imposed by Section 401 of the Internal Revenue Code, an amount equal to the difference between the amount the person would have received as Company matching contributions to his account under the Profit Sharing Plan had there been no limitations and the amount the person will actually receive under the Profit Sharing Plan giving effect to the limitations.

The Supplemental Plan provides for the employees’ balances to be credited or charged with a gain or loss determined by applying the same rate of return to the deferred balances as the employees realized on their Profit Sharing Plan investments exclusive of investments in the Company’s common stock.

The Supplemental Plan is unfunded and amounts owed to the employees covered thereby are considered to be general obligations of the Company. The Supplemental Plan was amended in 2007 to remain in compliance with Internal Revenue Service Rule 409A. Two separate plans were created for each participant whose account was credited with contributions both before and after December 31, 2004. The original Supplemental Plan for contributions made prior to January 1, 2005 was amended to add provisions which allow an employee to take an in-service withdrawal of amounts accumulated in the Supplemental Plan prior to or on December 31, 2004 provided the employee forfeits 10% of his then current Supplemental Plan account balance. The forfeited amount reverts back to the Company. The new Supplemental Plan for contributions after 2004 does not permit in-service withdrawals. Contributions and earnings or loss imputed on the balance are disclosed in the above table.

Equity Compensation Plans

The Company has no equity compensation plans for its employees, whether approved by security holders or not, existing as of January 3, 2015; however effective December 30, 2010, the 2010 Non-Employee Directors Stock Plan was established after being approved by a majority of the security holders. The principal features of the plan are described below.

DIRECTOR COMPENSATION

The Board’s policy is to pay each director who is not an officer or employee of the Company an annual retainer (as described below) plus the following fees:

•                  $750 for each Board meeting attended;

•                  $750 for each committee meeting attended;

•                  $6,000 Audit Committee chair retainer fee; and

•                  $3,000 retainer fee for all other committee chairs.

In December 2010, the holders of shares representing a majority of the voting power of the Company’s common stock gave their written consent to a resolution by the Company’s Board of Directors adopting the Company’s Non-Employee Director Stock Plan (the “Plan”), pursuant to which the non-employee directors of the Company receive their annual base retainer payment in the form of Common Stock, instead of cash. Notice of this resolution was sent to all shareholders by the mailing of a copy of the “Information Statement Pursuant to Section 14 of the Securities Exchange Act of 1934 and Regulation 14C and Schedule 14C Thereunder” together with a cover letter on December 10, 2010. The Plan, which became effective December 30, 2010, reserved 150,000 treasury shares as the maximum number of shares that could be issued under the Plan. In February 2014, the Compensation Committee approved a grant of 1,500 shares of Common Stock to each qualifying director for 2014 service. The grant date was set as February 12, 2014. The fair market value of this grant, determined by reference to the closing price of the Company’s Common Stock as quoted on the NYSE MKT exchange as of Tuesday, February 12, 2014, was $27,000. A total of 90,000 shares remain available for issuance under the Plan. The number of shares to be granted for future years’ service will be determined annually.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended January 3, 2015. The Company does not currently compensate the Board members except as discussed above.

Name (1)	Total Fees Earned or Paid in Cash (2)	Total Fees Earned or Paid in Stock (3)	Total
William D. Andrews	$3,000	$27,000	$30,000
Thomas H. Carmody	9,750	27,000	36,750
Betsy R. Gidwitz	3,000	27,000	30,000
Ralph W. Gidwitz	3,000	27,000	30,000
Ronald J. Gidwitz	3,000	27,000	30,000
Theodore R. Tetzlaff	7,500	27,000	34,500
Peter E. Thieriot	11,250	27,000	38,250
Darrell M. Trent	7,500	27,000	34,500

(1)                                 James G. Gidwitz, Chief Executive Officer and Chairman of the Board, is not included in this table as he is an employee of the Company and receives no additional compensation for his service as director. Mr. Gidwitz’ compensation is shown in the above Executive Summary Compensation Table.

(2)                                 None of the directors received perquisites or other personal benefits.

(3)                                 Represents 1,500 shares at $18.00 per share issued February 12, 2014.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the 2013 proxy statement provided the Company’s stockholders with the right to vote to approve, on an advisory (non-binding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the stockholders hereby APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion disclosed in this proxy statement.”

The Company’s stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 29, 2012, as disclosed in the 2013 proxy statement pursuant to the rules of the Commission. Because the vote was advisory, it was not binding on the Company or the Compensation Committee; however, the Board of Directors and the Compensation Committee did review the voting results and has taken into account the outcome of the vote when considering executive compensation matters.

In addition to the advisory approval of the 2012 compensation for the Company’s named executive officers, the Company’s stockholders approved a frequency of every three years for inclusion of the advisory vote on executive compensation. However, because this vote is advisory and non-binding, the Company’s Board of Directors may decide that it is in the best interests of the Company’s stockholders and the Company to hold the advisory vote to approve executive compensation more frequently. Current Commission rules require that the Company hold this advisory vote on the frequency of future executive compensation advisory votes at least once every six years.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following information is furnished as to the common stock of the Company owned beneficially as of April 10, 2015 by (i) each director, (ii) the named executive officers, (iii) directors and named executive officers as a group, and (iv) persons that have reported beneficial ownership of more than 5% of the Company’s Common Stock.

Name and Address of Beneficial Owner	No. of Shares		Percent of Class (1)
Gidwitz Family (2) 200 South Wacker Drive, Suite 4000 Chicago, Illinois 60606	1,032,745	(3)	62.6%
Franklin Advisory Services, LLC One Parker Plaza, 16th Floor Fort Lee, NJ 07024	129,700	(4)	7.9%
William D. Andrews	39,075		2.4%
Thomas H. Carmody	3,200		*
James G. Gidwitz	98,075	(3)(5)	5.9%
Betsy R. Gidwitz	15,002	(6)	*
Ralph W. Gidwitz	15,002	(7)	*
Ronald J. Gidwitz	15,002	(8)	*
Mark S. Nichter	—		*
Joseph J. Sum	16,082	(9)	*
Theodore R. Tetzlaff	9,000		*
Peter E. Thieriot	11,000		*
Darrell M. Trent	11,000		*
All directors, nominees and named officers as a group (includes ten persons)	1,138,733	(10)	69.0%

*                                         Percentage of shares beneficially owned does not exceed 1%.

(1)                                 Calculations are based on 1,650,563 shares of Common Stock outstanding as of April 10, 2015.

(2)                                 The Gidwitz Family includes James G. Gidwitz, Ronald J. Gidwitz and their three siblings, and Ralph W. Gidwitz and Betsy R. Gidwitz. These seven family members, together with their descendants and the descendants of one deceased family member, are herein referred to as the “Gidwitz Family.” The Gidwitz Family holdings include the shares identified in the table above and directly owned by James G. Gidwitz, Betsy R. Gidwitz, Ralph W. Gidwitz and Ronald J. Gidwitz, as well as the following shares:

(a)                                 727,126 shares owned by the CMC Partnership whose managing partners are Betsy R. Gidwitz, James G. Gidwitz, Ralph W. Gidwitz, and Ronald J. Gidwitz;

(b)                                 126,208 shares owned by the CMC-GFAM Partnership whose beneficial owners are certain members of the Gidwitz Family, including trusts created for the benefit of the children of James G. Gidwitz and Ronald J. Gidwitz; and

(c)                                  30,330 shares held directly by members of the Gidwitz Family other than the directors and executive officers listed in the security ownership table above. James G. Gidwitz, Betsy R. Gidwitz, Ralph W. Gidwitz and Ronald J. Gidwitz disclaim beneficial ownership of the shares referenced in this Note as indirectly owned, except to the extent of their respective beneficial ownership interests in the entities that hold such shares. The combined reporting of the shares referenced in this Note does not constitute an admission on the part of any individual member of the Gidwitz Family that the Gidwitz Family constitutes a “group” within the meaning of SEC Regulation 13D.

(d)                                 6,000 shares held in a trust for which James G. Gidwitz has uncompensated investment authority but disclaims beneficial ownership of these shares except to the extent of his position as Trustee and investment advisor.

With respect to the shares referenced in this Note, the beneficial owners indicated in (c) have sole voting and investment power and the beneficial owners indicated in (a) and (b) have shared voting and investment power.

(3)                                 Includes 32,073 shares credited to James G. Gidwitz’s account in the Employees Profit Sharing Retirement Plan.

(4)                                 Represents ownership of 129,700 shares reported in a Schedule 13G dated December 31, 2011 (the latest Schedule 13G on file), by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC

(FAS). According to the Schedule 13G, the shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. FAS, as the investment adviser, retains sole investment and voting power over the shares.

(5)                                 Does not include 727,126 shares held indirectly by James G. Gidwitz through CMC Partnership or 126,208 shares held indirectly by James G. Gidwitz through CMC-GFAM Partnership, over which he has shared voting and investment power.

(6)                                 Does not include 727,126 shares held indirectly by Betsy R. Gidwitz through CMC Partnership over which she has shared voting and investment power.

(7)                                 Does not include 727,126 shares held indirectly by Ralph W. Gidwitz through CMC Partnership over which he has shared voting and investment power.

(8)                                Does not include 727,126 shares held indirectly by Ronald J. Gidwitz through CMC Partnership or 126,208 shares held indirectly by Ronald J. Gidwitz through CMC-GFAM Partnership, over which he has shared voting and investment power.

(9)                                 Includes 11,082 shares credited to Joseph J. Sum’s account in the Employees Profit Sharing Retirement Plan.

(10)                          Includes 59,786 shares held by the Company’s Employees Profit Sharing Retirement Plan, which includes: (a) 32,073 shares credited to James G. Gidwitz’s account and 11,082 shares credited to Joseph J. Sum’s account and (b) 16,631 shares credited to other employees’ accounts, as to which James G. Gidwitz, Mark S. Nichter and Joseph J. Sum share voting power (with respect to certain matters) as trustees of such Plan.

AUDIT COMMITTEE REPORT

Management is responsible for Continental Materials’ internal controls and financial reporting process. BKD is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing an opinion on the fairness of the presentation of those statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee consists of three directors, each of whom the Board has determined meets the independence criteria of the NYSE MKT and the Sarbanes-Oxley Act. The members of the Audit Committee are Peter E. Thieriot, Chairman, Darrell M. Trent and Thomas H. Carmody. The Board has determined that Peter E. Thieriot qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Charter

The Audit Committee’s duties and responsibilities are set forth in a written charter, which was initially adopted and approved by the Board on May 24, 2000 and most recently amended in May 2014 to address the “smaller company” and “controlled company” requirements of the Sarbanes-Oxley Act and the NYSE MKT corporate governance rules. A copy of the Charter and Powers of the Audit Committee, which is reviewed and revised as appropriate, is available as noted above in the “Committees of the Board” section.

In the course of fulfilling its responsibilities, the Audit Committee has:

•                  engaged BKD as the Company’s independent auditors;

•                  reviewed and discussed the Company’s audited financial statements with management and BKD;

•                  reviewed and discussed with management the selection, application and disclosure of critical accounting policies of the Company and the Company’s internal control procedures;

•                  discussed with BKD the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, regarding the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting;

•                  discussed with BKD the selection, application and disclosure of the Company’s critical accounting policies;

•                  discussed with BKD the audit plan, scope, identification of audit risks and the Company’s internal control procedures;

•                  received written disclosures and the letter from BKD required by the Public Company Accounting Oversight Board regarding BKD’s communications with the Audit Committee concerning independence;

•                  discussed with representatives of BKD the public accounting firm’s independence from the Company and management; and

•                  considered whether the provision by BKD of non-audit services is compatible with maintaining BKD’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Peter E. Thieriot (Chairman)

Darrell M. Trent

Thomas H. Carmody

INDEPENDENT AUDITORS

Fees for services performed by BKD and related expenses for the 2014 and 2013 fiscal years were as follows:

	2014	2013
Audit Fees (1)	$353,261	$339,615
Audit Related Fees (2)	—	6,995
Tax Fees (3)	36,000	34,800
All Other Fees (4)	—	—
Total	$389,261	$381,410

(1)                                 Consists of fees for the audit of our financial statements and the review of the financial statements included in the quarterly reports on Form 10-Q and the provision of attestation services in connection with statutory and regulatory filings or engagements.

(2)                                 Consists of fees for services relating to the audit of the consolidated annual financial statements including discussions of topics initiated by management.

(3)                                Consists of fees for services related to tax compliance, tax advice and tax planning.

(4)                                 There were no fees incurred during either 2014 or 2013 that would be classified in the All Other Fees category.

In accordance with the applicable rules of the Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services to be provided by its independent registered public accounting firm. The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements. The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has specified audit, audit-related, tax and regulatory services that may be performed by the independent registered public accounting firm. The engagement for those services specified in the policy requires the further, separate pre-approval of the Chairman of the Audit Committee or the entire Audit Committee, if specific dollar thresholds set forth in the policy are exceeded. Services not specified in the policy will require separate pre-approval by the Audit Committee. The audit, audit-related, tax and other services provided by BKD in 2014 and 2013, described above, were all approved by the Audit Committee in accordance with this policy.

PROPOSAL 2

RATIFICATION OF ENGAGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Audit Committee recommend ratification of the continued engagement of BKD as independent registered public accounting firm for the Company for the 2015 fiscal year ending January 2, 2016. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by stockholders. Therefore, an appropriate resolution ratifying the engagement will be submitted to the stockholders at the Annual Meeting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of BKD, the Audit Committee will consider the selection of another independent registered public accounting firm for 2015 and future years.

A representative of BKD is expected to be present at the stockholders’ annual meeting to respond to appropriate questions and to make a statement if he/she so desires.

The Audit Committee recommends that stockholders vote “FOR” the ratification of BKD as independent registered public accounting firm for the Company for the 2015 fiscal year.

EXPENSES OF PROXY SOLICITATION

The entire expense of preparing, printing and mailing the form of proxy and the material used for the solicitation thereof will be borne by the Company. In addition, the Company has retained the services of InvestorCom, Inc. to solicit proxies from nominees and brokers’ accounts at a cost of approximately $4,500 plus out-of-pocket expenses. Solicitation of proxies will be made by mail but also may be made through oral communications by directors, officers or employees of the Company who will receive no additional compensation for such efforts.

By Order of the Board of Directors,

James G. Gidwitz
Chairman of the Board

Chicago, Illinois
April 24, 2015

CONTINENTAL MATERIALS CORPORATION Proxy Card For Annual Meeting On May 27, 2015 The undersigned hereby appoints James G. Gidwitz and Ralph W. Gidwitz as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, either individually or jointly, as designated below, all the shares of common stock of Continental Materials Corporation held of record by the undersigned on April 10, 2015, at the Annual Meeting of Stockholders to be held on May 27, 2015, or any adjournment thereof. This proxy is revocable at any time before it is exercised. Such revocation may be effected by written notice to the Secretary of the Company, by executing a subsequent proxy or by voting at the meeting in person. Receipt of a separate notice of annual meeting and proxy statement is acknowledged by return of this proxy in accordance with the instructions on the other side of this proxy. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONTINENTAL MATERIALS CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES and “FOR” the APPROVAL OF PROPOSAL 2. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2015 The proxy statement, Form 10-K for the year ended January 3, 2015 and the 2014 Annual Report to Stockholders are available at www.continental-materials.com/investor/. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. YOUR VOTE IS IMPORTANT. (Continued and to be signed on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side)

CONTINENTAL MATERIALS CORPORATION Mark Here for Address Change or Comments Signature Signature Date 2015 Please sign exactly as name appears above. Executors, administrators, trustees, guardians, attorneys-in-fact, etc. should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign. 1. Election of three nominees to the Board of Directors. Nominees: 01 Thomas A. Carmody 02 Ronald J. Gidwitz, and 03 Darrell M. Trent (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.) The Proxy is solicited on behalf of the Board of Directors of the Company. FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY To vote for all nominees listed below PLEASE SEE REVERSE SIDE 2. Approval and ratification of the Directors’ appointment of BKD LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year ending January 2, 2016. FOR AGAINST ABSTAIN